Exhibit 23.1

CONSENT OF REED SMITH LLP

We hereby consent to the reference to our firm in the “Legal Matters” section of the prospectus included in the Registration Statement on Form S-3 for United States Oil Fund, LP. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

/s/ Reed Smith LLP

REED SMITH LLP

March 27, 2015